UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2009

HARVARD BIOSCIENCE, INC.

(Exact name of registrant as specified in charter)

Delaware	001-33957	04-3306140
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

84 October Hill Road, Holliston, MA 01746

(Address of Principal Executive Offices) (Zip Code)

(508) 893-8999

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On September 2, 2009, Harvard Bioscience, Inc. (the “Company”) and its newly formed wholly-owned subsidiary, DAC Acquisition Holding, Inc., entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) pursuant to which the Company agreed to buy substantially all of the assets of Denville Scientific, Inc., a Delaware corporation with its principal offices in New Jersey (the “Seller”). The Seller is in the business of distributing molecular biology products, with a focus on liquid handling items utilized in research laboratories. The completion of the purchase of this business occurred simultaneously with the signing of the Asset Purchase Agreement. The purchase price payable by the Company under the terms of the Asset Purchase Agreement consists of approximately $12.8 million in cash paid on September 2, 2009 plus additional cash consideration, payable in two post-closing installments, based on Seller’s financial results for 2009. The aggregate purchase price may not exceed $25.5 million under the terms of the Asset Purchase Agreement. The Company expects the aggregate purchase price to be in the range of $23 million to $24 million, which is approximately six times Seller’s estimated fiscal year 2009 operating profit, subject to certain adjustments. The Company funded the initial payment of the purchase price of $12.8 million on September 2, 2009 from $9.0 million in borrowings under its credit facility with Bank of America, N.A. and Brown Brothers Harriman & Co., a copy of which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K on August 13, 2009, and the balance of such initial payment from available cash. The Company also expects to fund the remaining installments of the purchase price from its existing cash balances and its credit facility.

The Asset Purchase Agreement contains customary representations, warranties and indemnification provisions. A portion of the purchase price has been placed in escrow in order to secure the indemnification obligations of Seller. The Asset Purchase Agreement also provides for delivery of non-competition and non-solicitation agreements pursuant to which the Seller, and its principal shareholders, Walter Demsia and Ryan Sharp, agree not to engage in certain competitive activities for a period of five years following the closing, including customary restrictions relating to customers, suppliers and employees. In connection with the acquisition, DAC Acquisition Holding, Inc. entered into an employment agreement with Ryan Sharp.

The preceding description of the Asset Purchase Agreement is a summary of its material terms, does not purport to be complete, and is qualified in its entirety by the copy of the Asset Purchase Agreement, which is filed herewith as Exhibit 2.1.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

The financial statements of Denville Scientific, Inc. required to be filed as part of this report will be filed by the Company by amendment to this report as soon as practicable, but not later than November 19, 2009.

(b)	Pro forma financial information.

The Company will file the pro forma financial information required to be filed as part of this report by amendment to this report as soon as practicable, but not later than November 19, 2009.

(d)	Exhibits.

Exhibit Number	Title
2.1	Asset Purchase Agreement, dated September 2, 2009, by and among Harvard Bioscience, Inc., as Parent, DAC Acquisition Holding, Inc., as Purchaser, Denville Scientific, Inc., as Seller, and Walter Demsia and Ryan Sharp, as Shareholders*

*	The Company has omitted certain schedules and exhibits pursuant to Item 601 (b)(2) of Regulation S-K and shall furnish supplementally to the Commission copies of any of the schedules upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARVARD BIOSCIENCE, INC.

Date: September 9, 2009

By:  /s/  Thomas McNaughton

        Thomas McNaughton

        Chief Financial Officer &

        Principal Accounting Officer

EXHIBIT INDEX

Exhibit Number	Title
2.1	Asset Purchase Agreement, dated September 2, 2009, by and among Harvard Bioscience, Inc., as Parent, DAC Acquisition Holding, Inc., as Purchaser, Denville Scientific, Inc., as Seller, and Walter Demsia and Ryan Sharp, as Shareholders*